 Exhibit (a)(1)(i)
OFFER TO PURCHASE FOR CASH
UP TO 150,000,000 SHARES OF CLASS A COMMON STOCK
OF
Coty Inc.
AT
$11.65 NET PER SHARE OF CLASS A COMMON STOCK IN CASH
BY
COTTAGE HOLDCO B.V.,
A WHOLLY OWNED SUBSIDIARY
OF
JAB COSMETICS B.V.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 29, 2019, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED
Cottage Holdco B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“Purchaser”), is offering to purchase up to 150,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock” or the “Shares”), of Coty Inc., a Delaware corporation (the “Company”), for $11.65 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer”). Purchaser is a wholly owned subsidiary of JAB Cosmetics B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“Parent”).
The Offer is not conditioned upon obtaining financing. However, the Offer is subject to other conditions, including, but not limited to, (i) there being validly tendered and not withdrawn at least 50,000,000 Shares and (ii) the Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (including all amendments, supplements and exhibits thereto) contain the recommendation of independent directors of the Company that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer. Purchaser reserves the right to waive any of the conditions to the Offer, and to make any change in the terms of, or conditions to, the Offer, in each case, subject to applicable law.
The Shares are listed on the New York Stock Exchange (the “NYSE”) and trade under the symbol “COTY.” On February 11, 2019, the last full trading day prior to the announcement of the Offer, the last reported closing price of the Shares on the NYSE during normal trading hours was $9.66 per Share. The Offer Price represents a premium of approximately 38% to the 90-day volume-weighted average share price as of February 11, 2019, the last trading day before the announcement of the Offer, a premium of approximately 51% to the 30-day volume-weighted average share price as of February 11, 2019, the last trading day before the announcement of the Offer, and a 21% premium to the closing share price on February 11, 2019, the last trading day before the announcement of the Offer. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares pursuant to the Offer.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS OFFER TO PURCHASE; PASSED ON THE MERITS OR FAIRNESS OF SUCH TRANSACTIONS; OR PASSED ON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
NONE OF PURCHASER, PARENT, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR

REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL IN THEIR ENTIRETY. THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER.
Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent for the Offer at the telephone number and address set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials from the Information Agent at the telephone number and address on the back cover page of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833
February 13, 2019

IMPORTANT
If you wish to tender all or any portion of your Shares in the Offer, you should either:
(a) complete and sign the Letter of Transmittal for the Offer in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such executed facsimile thereof) and any other required documents to Computershare Trust Company, N.A., (the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in “THE OFFER—Section 3. Procedures for Tendering Shares” of this Offer to Purchase, in each case by the Expiration Date (as defined herein) of the Offer; or
(b) request that your broker, dealer, commercial bank, trust company or other nominee effect the tender of your Shares in the Offer. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares in the Offer.
If you wish to tender your Shares in the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by the expiration of the Offer, you may tender your Shares in the Offer by following the procedures for guaranteed delivery described in “THE OFFER—Section 3. Procedures for Tendering Shares” of this Offer to Purchase.
* * *

i

SUMMARY TERM SHEET
The following are some questions you, as a stockholder of the Company, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser or Parent.
Securities Sought	Up to 150,000,000 shares of Class A Common Stock, par value $0.01 per share, of Coty Inc.
Price Offered Per Share	$11.65 per share, in cash, without interest and less any applicable withholding taxes
Scheduled Expiration of Offer	5:00 P.M., New York City time, on March 29, 2019
Purchaser	Cottage Holdco B.V.
WHO IS OFFERING TO BUY MY SHARES OF THE COMPANY?
•
The Offer is being made by Cottage Holdco B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“Purchaser”) and a wholly owned subsidiary of JAB Cosmetics B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“Parent”) that currently owns 300,908,041 Shares, or approximately 40% of the issued and outstanding Shares. See “THE OFFER—Section 9. Certain Information Concerning Parent and Purchaser.”

WHAT ARE THE CLASSES AND AMOUNTS OF THE COMPANY’S SECURITIES PURCHASER IS OFFERING TO PURCHASE IN THE OFFER?
•
Purchaser is proposing to acquire up to 150,000,000 shares of Class A Common Stock, $0.01 par value per share (the “Class A Common Stock” or the “Shares”), of Coty Inc., a Delaware corporation (the “Company”). See “THE OFFER—Section 1. Terms of the Offer; Proration.”

WHAT HAPPENS IF STOCKHOLDERS TENDER MORE SHARES THAN YOU ARE WILLING TO BUY?
•
If stockholders tender more than 150,000,000 Shares, we will purchase Shares on a pro rata basis. This means that we will purchase from you a number of Shares calculated by multiplying the number of Shares you properly tendered by a proration factor. The proration factor will equal 150,000,000 divided by the total number of Shares properly tendered and not withdrawn. For example, if a total of 200,000,000 Shares are tendered, we will purchase 75% of the number of Shares that each stockholder tendered. We will make adjustments to avoid purchases of fractional shares. See “THE OFFER—Section 1. Terms of the Offer; Proration.”

•
In addition, in accordance with the rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer.

IF YOU PRORATE, WHEN WILL I KNOW HOW MANY SHARES WILL ACTUALLY BE PURCHASED?
•
If proration of tendered Shares is required, because of the process for determining the number of Shares properly tendered and not withdrawn, we do not expect to announce the final proration factor and commence payment for any Shares purchased pursuant to the Offer until up to five business days after the expiration date. Preliminary results of any proration will be announced through the public filing of an amendment to the Schedule TO as promptly as practicable after the expiration date. Holders of Shares may also obtain preliminary results of proration from Innisfree M&A Incorporated, the Information Agent for the Offer, at its telephone number on the back cover of this Offer to Purchase. See “THE OFFER—Section 1. Terms of the Offer; Proration.”
WHAT WILL I RECEIVE FOR MY SHARES OF THE COMPANY’S CLASS A COMMON STOCK I HAVE TENDERED IN THE OFFER?
•
Purchaser is offering to pay $11.65 per share of Class A Common Stock, net to the Seller in cash (the “Offer Price”) without interest and less any applicable withholding taxes, upon the terms and subject to the conditions in this Offer to Purchase and the related Letter of Transmittal (the “Offer”). See “THE OFFER—Section 1. Terms of the Offer; Proration.”

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?
•
If your Shares are registered in your name and you tender directly to the Depositary (as defined below), you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by us pursuant to the Offer. If you hold your Shares through a broker, dealer, bank, trust company or other nominee, you should check with your broker, dealer, bank, trust company or other nominee as to whether they charge any service fees.

WHAT IS THE PURPOSE OF THE OFFER?
•
We are making the Offer in order to increase our ownership of the Company through the acquisition of additional Shares. We believe in the Company’s long-term value. In addition, consummation of the Offer would allow the Company’s current stockholders to realize a significant premium over the stock price immediately prior to the announcement of the Offer and would prove to be an efficient way to sell their Shares without incurring broker’s fees or commissions with open market sales. See “THE OFFER—Section 11. Purpose and Reasons for the Offer; Plans for the Company.”

WHAT IS YOUR CURRENT OWNERSHIP AND VOTING INTEREST IN THE COMPANY? WHAT WILL IT BE IF THE OFFER IS COMPLETED?
•
Parent currently owns 300,908,041 Shares, or approximately 40% of the issued and outstanding Shares. If all 150,000,000 Shares are purchased in the Offer, Purchaser and Parent would together own 450,908,041 Shares, which would represent approximately 60% of the issued and outstanding Shares. If 50,000,000 Shares are purchased in the Offer, which represents the number of Shares necessary to satisfy the Minimum Tender Condition (as defined below), Purchaser and Parent would together own 350,908,041 Shares, which would represent approximately 47% of the issued and outstanding Shares.

HAVE YOU DISCUSSED THE OFFER WITH THE COMPANY’S BOARD?
•
The Offer has been commenced without obtaining the prior approval of the Company’s board of directors, but is subject to the Board Support Condition (as defined below). The Company’s board of directors is required by law to advise the Company’s stockholders of its position on the Offer within ten business days after the date of this Offer to Purchase. On February 12, 2019, Parent sent the Company’s board of directors a letter announcing Parent’s intent to make the Offer. See “THE OFFER—Section 11. Purpose and Reasons for the Offer; Plans for the Company.”

WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGING SHARES FOR CASH PURSUANT TO THE OFFER?
•
Generally, if you are a U.S. Holder (as defined in “THE OFFER—Section 5. Certain U.S. Federal Income Tax Consequences.”), the receipt of cash in exchange for Shares in the Offer will be a taxable transaction for U.S. federal income tax purposes. U.S. Holders will generally recognize gain or loss equal to the difference, if any, between (1) the sum of the cash received by such U.S. Holder in the Offer and (2) such U.S. Holder’s adjusted tax basis in the Shares surrendered in connection with the Offer. See “THE OFFER—Section 5. Certain U.S. Federal Income Tax Consequences.”

•
We urge you to consult your own tax advisor as to the particular tax consequences to you of exchanging Shares pursuant to the Offer (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws).

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?
•
The tender offer is conditioned upon, among other things:

•
There being validly tendered and not withdrawn at least 50,000,000 Shares (the “Minimum Tender Condition”).

•
The Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) contain the recommendation of independent directors of the Company that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer (the “Board Support Condition”).

•
The Offer is subject to certain other conditions. See “THE OFFER—Section 14. Conditions of the Offer.”

The Offer is not subject to any financing condition.
DOES PURCHASER HAVE THE FINANCIAL RESOURCES TO COMPLETE THE OFFER?
•
Yes, Purchaser through its affiliates has access to sufficient funds to complete the transactions contemplated by the Offer. In addition, Purchaser has entered into bank commitments discussed in the Offer. HOWEVER, THE OFFER IS NOT CONDITIONED UPON ANY FINANCING ARRANGEMENTS AND PARENT AND PURCHASER HAVE THE FINANCIAL RESOURCES AVAILABLE TO COMPLETE THE OFFER. For these reasons, we do not think our financial condition is relevant to your decision whether to tender your shares pursuant to the Offer. See “THE OFFER—Section 13. Source and Amount of Funds.”

WHEN DOES THE OFFER EXPIRE?
•
The Offer is scheduled to expire at 5:00 P.M., New York City time, on March 29, 2019, which we refer to as the expiration date, unless further extended by Purchaser, in which case the expiration date will be the latest time and date on which the Offer, as so extended, expires. See “THE OFFER—Section 1. Terms of the Offer; Proration.”

CAN THE OFFER BE EXTENDED AND, IF SO, UNDER WHAT CIRCUMSTANCES?
•
Purchaser may, in its sole discretion, extend the Offer to a later expiration date and time, at any time or from time to time, by public announcement thereof, and such announcement will be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. For instance, the Offer may be extended if any of the conditions specified in “THE OFFER—Section 14. Conditions of the Offer” are not satisfied prior to the scheduled expiration date. The expiration date of the Offer may also be subject to multiple extensions. Any decision to extend the Offer, and if so, for how long, will be made by Purchaser. See “THE OFFER—Section 1. Terms of the Offer; Proration.”

How will I be notified if the Offer is extended?
•
If we extend the Offer, we will inform Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), of the extension and we will issue a press release announcing the extension not later than 9:00 A.M., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See “THE OFFER—Section 1. Terms of the Offer; Proration.”

Will you provide a subsequent offering period?
•
No.

HOW DO I TENDER MY SHARES?
•
To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other required documents, to the Depositary, not later than the time the Offer expires. If your Shares are held in street name by your broker, dealer, bank, trust company or other nominee, you should contact your nominee and give instructions that your Shares be tendered. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may be able to obtain three additional trading days to tender your Shares using the enclosed Notice of Guaranteed Delivery. See “THE OFFER— Section 3. Procedures for Tendering Shares.”

UNTIL WHAT TIME CAN I WITHDRAW TENDERED SHARES OF THE COMPANY’S CLASS A COMMON STOCK?
•
You may withdraw previously tendered Shares any time prior to the expiration of the Offer. In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, Shares may be withdrawn at any time after April 14, 2019, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer. Once Purchaser accepts your Shares for payment upon the expiration of the Offer, you will no longer be able to withdraw them. See “THE OFFER— Section 4. Withdrawal Rights.”

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?
•
To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See “THE OFFER—Section 4. Withdrawal Rights.”

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?
•
If the conditions are satisfied and we consummate the Offer and accept your validly tendered Shares for payment, you will receive a check in an amount equal to the number of Shares you tendered multiplied by the Offer Price of  $11.65, without interest and less any required withholding taxes, if any, promptly following expiration of the Offer, subject to the proration procedure (if applicable). See “THE OFFER—Section 1. Terms of the Offer; Proration” and “THE OFFER—Section 2. Acceptance for Payment and Payment for Shares.”

ARE DISSENTERS’ OR APPRAISAL RIGHTS AVAILABLE IN THE OFFER?
•
No dissenters’ or appraisal rights are available in connection with the Offer.

How long will it take to complete your proposed transaction?
•
The timing of completing the Offer will depend on, among other things, if and when any necessary approvals or waiting periods under the laws of the U.S. or any foreign jurisdictions applicable to the purchase of Shares pursuant to the Offer expire or are terminated or obtained, as applicable, without any actions or proceedings having been threatened or commenced by any federal, state or foreign government, governmental authority or agency seeking to challenge the Offer on antitrust grounds, as described herein. See “THE OFFER—Section 16. Certain Legal Matters.”
WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?
•
On February 11, 2019, the last trading day before the announcement of the Offer, the closing price of the Shares reported on the NYSE was $9.66 per share. You should obtain a recent quotation for your Shares before deciding whether or not to tender your shares pursuant to the Offer. See “THE OFFER—Section 6. Price Range of Shares of the Class A Common Stock; Dividends.”

•
The Offer Price represents a premium of approximately 38% to the 90-day volume-weighted average share price as of February 11, 2019, the last trading day before the announcement of the Offer, a premium of approximately 51% to the 30-day volume-weighted average share price as of February 11, 2019, the last trading day before the announcement of the Offer, and a 21% premium to the closing share price on February 11, 2019, the last trading day before the announcement of the Offer.

DO YOU HAVE INTERESTS IN THE OFFER THAT MAY BE DIFFERENT FROM MY INTERESTS AS A STOCKHOLDER OF THE COMPANY?
•
Yes. Our interests in the Offer are different from those of stockholders being asked to sell their Shares. In particular, the Company’s stockholders should be aware that our financial interests with regard to the price to be paid in the Offer are generally adverse to the financial interests of the stockholders being asked to tender their Shares. Also, if you sell all of your Shares in the Offer, you will cease to have any interest in the Company and will not have the opportunity to participate in any future dividends paid by the Company or any future appreciation in the value of the Shares. By contrast, we will benefit from any future increase, and bear the risk of any future decrease, in the value of the Shares we continue to own following the consummation of the Offer. See “THE OFFER—Section 9. Certain Information Concerning Parent and Purchaser.”

DO YOU ANTICIPATE that THE COMPANY will continue as a public company following the Offer?
•
Yes, the Offer is not being conducted in connection with or anticipation of any going private transaction.

•
The terms of our committed debt financing will restrict the ability of the Purchaser to acquire more than 75% of the outstanding Shares in the aggregate.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT ME?
•
If you decide not to tender your Shares, you will still own the same amount of Shares, and the Company will still be a public company listed on the New York Stock Exchange (“NYSE”). As a result, you will continue to participate in the future performance of the Company. Stockholders that do not tender their Shares pursuant to the Offer may be able to sell their Shares in the future on the NYSE, or otherwise, at a net price higher or lower than the Offer Price. In addition, we can give no assurance as to the price at which a stockholder may be able to sell his, her or its Shares in the future. See “THE OFFER—Section 7. Certain Effects of the Offer.”

•
If, following consummation of the Offer, Purchaser and Parent own together such number of Shares representing more than 50% of the voting power for the election of directors, the Company will be a “controlled company” for purposes of the applicable rules in the NYSE Listed Company Manual, which means that the Company would be exempt from the requirement that the Company’s board of directors be comprised of a majority of  “independent directors” and the related rules covering the independence of directors serving on the Remuneration and Nomination

Committee of the Company’s board of directors. The controlled company exemption does not modify the independence requirements for the Audit and Finance Committee of the Company’s board of directors. See “THE OFFER—Section 7. Certain Effects of the Offer.”
WHERE CAN I FIND OUT MORE INFORMATION ABOUT THE COMPANY?
•
See “THE OFFER—Section 8. Certain Information Concerning the Company.”

WHO CAN I CONTACT WITH ANY ADDITIONAL QUESTIONS ABOUT THE OFFER?
•
You can call the Information Agent for the Offer.

The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

INTRODUCTION
Cottage Holdco B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“Purchaser”) and a direct wholly owned subsidiary of JAB Cosmetics B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“Parent”), is proposing to acquire up to 150,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock” or “Shares”), of Coty Inc., a Delaware corporation (the “Company”), in a tender offer at a price of  $11.65 per Share, net to the seller in cash (the “Offer Price”), without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the “Offer”). Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser or Parent.
On February 11, 2019, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on the New York Stock Exchange was $9.66 per Share. If you wish to sell your Shares, you may be able to obtain a higher price by selling your Shares in the open market or otherwise, rather than pursuant to the Offer. You should discuss with your broker or other financial, legal or tax advisors whether to tender your Shares. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer.
The Offer is not subject to any financing condition, however, the Offer is conditioned upon, (i) there being validly tendered and not withdrawn at least 50,000,000 Shares (the “Minimum Tender Condition”) and (ii) the Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) contain the recommendation of independent directors of the Company that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer (the “Board Support Condition”). The Offer is also subject to certain other conditions. See “THE OFFER— Section 14. Conditions of the Offer.”
Purchaser reserves the right (in its sole discretion) to waive, in whole or in part, any condition to the Offer, to increase or decrease the Offer Price or to make any other changes in the terms and conditions of the Offer, in each case, subject to applicable law. If we make any material change in the Offer, we will extend the time the Offer is open to ensure that the market has enough time to understand and absorb the change.
According to the Company’s Form 10-Q, as of February 1, 2019, there were 751,256,879 Shares issued and outstanding. We are offering to purchase up to 150,000,000 Shares, which, together with the 300,908,041 Shares beneficially owned by Parent, our sole shareholder, would represent approximately 60% of the Company’s issued and outstanding Shares as of February 1, 2019. See “THE OFFER—Section 9. Certain Information Concerning Parent and Purchaser.”
Our affiliates have advised us that they do not intend to tender any shares in the Offer. Accordingly, if we complete the Offer, the proportional holdings of our affiliates will increase. We will therefore have a greater influence on certain matters voted on by stockholders.
The Offer will expire at 5:00 P.M., New York City time, on March 29, 2019, or any later time to which we extend the period of time during which the Offer is open. The term “Expiration Date” means 5:00 P.M., New York City time, on March 29, 2019 or any later time to which Purchaser extends the period of time during which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, so extended, expires.
The Offer is made without obtaining the prior approval of the Company’s board of directors, but is subject to the Board Support Condition. The board of directors of the Company is required by law to file with the SEC and provide to stockholders, within ten business days from the date of this document, a Schedule 14D-9 to advise stockholders of its position on the Offer. The Schedule 14D-9 will also contain other important information, and Purchaser recommends that holders of Shares review it carefully when it becomes available.
If your Shares are registered in your name and you tender directly to the Depositary (as defined below), you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by us pursuant to the Offer. If you hold your

Shares through a broker, dealer, bank, trust company or other nominee, you should check with your broker, dealer, bank, trust company or other nominee as to whether they charge any service fees. In addition, if you do not complete and sign the IRS Form W-9 that is included in the Letter of Transmittal, or an IRS Form W-8BEN, IRS Form W-8BEN-E or other IRS Form W-8, as applicable, you may be subject to U.S. federal backup withholding tax (at a rate of 24%) on the gross proceeds payable to you pursuant to the Offer. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See “THE OFFER—Section 5. Certain U.S. Federal Income Tax Consequences” for more information regarding the material tax consequences of the Offer to holders of Shares.
Purchaser will pay all fees and expenses of Computershare Trust Company, N.A., as depositary (the “Depositary”), and Innisfree M&A Incorporated, as information agent, incurred in connection with the Offer. See “THE OFFER—Section 3. Procedures for Tendering Shares.”
NONE OF PURCHASER, PARENT, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL IN THEIR ENTIRETY. THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER.
THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH PURCHASER MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”).
This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before any decision is made with respect to the Offer.

THE OFFER
1.
Terms of the Offer; Proration.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for up to 150,000,000 Shares in the aggregate that are validly tendered and not withdrawn on or prior to the Expiration Date in accordance with the procedures set forth in “THE OFFER—Section 4. Withdrawal Rights.”
If more than 150,000,000 Shares are validly tendered prior to the Expiration Date, and not properly withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase 150,000,000 Shares on a pro rata basis (with adjustments to avoid purchases of fractional shares) based upon the number of Shares validly tendered by the Expiration Date and not properly withdrawn. If proration of tendered shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn (including due to tenders pursuant to the guaranteed delivery procedures), we do not expect to announce the final results of proration or pay for any shares until at least five trading days after the Expiration Date. Preliminary results of proration will be announced by press release promptly following the Expiration Date. Holders of Shares may also obtain preliminary results of proration from Innisfree M&A Incorporated, the Information Agent for the Offer (the “Information Agent”), at its telephone number on the back cover of this Offer to Purchase. All Shares not accepted for payment will be returned to the stockholder or, in the case of tendered Shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, promptly after the expiration or termination of the tender offer in each case, in accordance with the procedure described in “THE OFFER—Section 2. Acceptance for Payment and Payment for Shares.”
The Offer is conditioned upon the satisfaction of the Minimum Tender Condition, the Board Support Condition and the other conditions described in “THE OFFER—Section 14. Conditions of the Offer” (collectively, the “Tender Offer Conditions”). We may terminate the Offer without purchasing any Shares if certain events described in Section 14 occur.
We reserve the right (in our sole discretion) to waive, in whole or in part, any condition to the Offer, as described in Section 14, to increase or decrease the Offer Price or to make any other changes in the terms and conditions of the Offer, in each case, subject to applicable law. If we make any material change in the Offer, we will extend the time the Offer is open to ensure that the market has enough time to understand and absorb the change.
If we extend the Offer or are delayed in our acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares, or are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in “THE OFFER—Section 4. Withdrawal Rights.” However, our ability to delay payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of our Offer.
Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), we currently intend to make announcements regarding the Offer by issuing a press release.
If we make a material change in the terms of the Offer, or waive a material condition to the Offer, subject to applicable law, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality of the changes. A minimum ten-business day period from the date of such change is generally required to allow for adequate dissemination of new information to stockholders in connection with a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer’s soliciting fee. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 A.M. through midnight, New York City time. The requirement to extend the Offer will not apply if the number of business days remaining until the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.
If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.
We expressly reserve the right, in our sole discretion, subject to the applicable rules and regulations of the SEC not to accept for payment any Shares if, at the expiration of the Offer, any of the Tender Offer Conditions have not been satisfied or upon the occurrence of any of the events set forth in Section 14 hereof.
The Offer can be extended pursuant to the terms of this Offer to Purchase. There will be no subsequent offering period.
We are making a request of the Company for the use of the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. Upon our receipt of these lists, we will mail this Offer to Purchase and the related Letter of Transmittal to record holders of Shares and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
2.
Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date, we will accept for payment, purchase and pay for, up to 150,000,000 Shares validly tendered, and not properly withdrawn, prior to the Expiration Date. In addition, subject to the applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares, pending receipt of any regulatory or governmental approvals specified in “THE OFFER—Section 16. Certain Legal Matters.”
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of   (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in “THE OFFER—Section 3. Procedures for Tendering Shares,” (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in “THE OFFER— Section 3. Procedures for Tendering Shares”) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. See “THE OFFER—Section 3. Procedures for Tendering Shares.”
For purposes of the Offer, we will be deemed to have accepted for payment and thereby purchased Shares validly tendered, and not properly withdrawn, prior to the Expiration Date if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for these unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in “THE OFFER—Section 3. Procedures for Tendering Shares,” these Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.
3.
Procedures for Tendering Shares.

Valid Tender of Shares.   Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) these Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.
Book-Entry Transfer.   The Depositary will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer the Shares into the Depositary’s account in accordance with DTC’s procedures for the transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.
Signature Guarantees and Stock Powers.   Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including any of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program or an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.
If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.
Guaranteed Delivery.   A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer prior to the Expiration Date, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by satisfying all of the requirements set forth below:
•
such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

•
the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within two trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which NYSE is open for business.

The Notice of Guaranteed Delivery may be delivered to the Depositary or transmitted by email transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.
THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF THIS DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
Other Requirements.   We will pay for Shares validly tendered pursuant to the Offer, and not properly withdrawn, prior to the Expiration Date only after timely receipt by the Depositary of  (a) certificates for (or a timely Book-Entry Confirmation with respect to) these Shares, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will we pay interest on the Offer Price of Shares, regardless of any extension of the Offer or any delay in making such payment.
Binding Agreement.   Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions to the Offer.
Appointment as Proxy.   By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints our designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of the Company or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders concerning any matter.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.
Backup Withholding.   Under current U.S. federal income tax law, payments made to stockholders pursuant to the Offer may be subject to backup withholding tax (currently at a rate of 24%). To avoid backup withholding, a stockholder that is a “U.S. person” (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such stockholder, and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding at the applicable rate. All stockholders that are U.S. persons surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary).
Any stockholder that is not a U.S. person should complete and sign an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate IRS Form W-8 (instead of an IRS Form W-9) in order to avoid backup withholding. An appropriate IRS Form W-8 may be obtained from the Depositary or at www.irs.gov. See Instruction 9 to the Letter of Transmittal.
Information reporting to the IRS may also apply to payments made to stockholders pursuant to the Offer.
4.
Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder may withdraw Shares tendered pursuant to the Offer at any time prior to the Expiration Date as explained below. Further, if Purchaser has not accepted Shares for payment by April 14, 2019, they may be withdrawn at any time prior to our acceptance for payment after that date.
For a withdrawal of Shares to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of

Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in “THE OFFER—Section 3. Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in “THE OFFER—Section 3. Procedures for Tendering Shares,” at any time prior to the Expiration Date.
If we extend the Offer, delay our acceptance for payment of Shares, or we are unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to our rights under the Offer, the Depositary may nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 prior to the Expiration Date or as otherwise required by Rule 14e-1(c) under the Exchange Act.
5.
Certain U.S. Federal Income Tax Consequences.

The following is a summary of certain United States federal income tax consequences to U.S. Holders (as defined below) whose Shares are tendered and accepted for payment pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth in this discussion. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of exchanging Shares for cash pursuant to the Offer or that any such contrary position would not be sustained by a court.
This summary is limited to U.S. Holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes). In addition, this summary does not address tax considerations that may be applicable to a U.S. Holder’s particular circumstances or to stockholders that may be subject to special rules under the Code, including banks and certain financial institutions, insurance companies, real estate investment trusts, regulated investment companies, retirement plans or other tax-deferred accounts, broker-dealers, partnerships or other pass-through or disregarded entities (or investors in partnerships or other pass-through or disregarded entities), persons subject to the alternative minimum tax or base erosion and anti-abuse tax provisions of the Code, traders who elect to apply a mark-to-market method of accounting, U.S. expatriates and certain former citizens or long-term residents of the United States, tax-exempt organizations, persons that own or have owned more than 5% of any class of shares by vote or by value (whether actually or constructively), persons whose functional currency is not the U.S. dollar, dissenting stockholders, persons who acquired Shares in connection with stock options, stock purchase or restricted stock plans or in other compensatory transactions, persons that purchase or sell Shares as part of a wash sale for tax purposes, and persons holding Shares as part of a straddle, hedge, conversion, constructive sale or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below. This summary does not address holders of restricted stock, holders of options to purchase the Company’s Shares or holders of restricted stock awards. In addition, this summary does not address the effects of the Medicare contribution tax on net investment income, nor does it address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.
For purposes of this summary, a “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is (i) an individual citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes under the applicable U.S. Treasury regulations. This discussion does not address the tax consequences to persons who are not U.S. Holders.
If a partnership, or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and persons treated as partners in such entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of exchanging Shares for cash pursuant to the Offer.
This discussion is for general information only and should not be construed as tax advice. It is a summary and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the Offer. We urge you to consult your own tax advisor with respect to the particular U.S. federal, state, and local, or foreign tax consequences exchanging Shares for cash pursuant to the Offer.
Effect of Exchanging Shares for Cash pursuant to the Offer
The receipt of cash in exchange for Shares in the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Shares in connection with the Offer will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. Holder’s adjusted tax basis in the Shares surrendered. Any such gain or loss would be long-term capital gain or loss if, as of the date of the exchange, the U.S. Holder’s holding period for the Shares exchanged is more than one year. Long-term capital gain recognized by individuals and other non-corporate U.S. Holders is generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to certain limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer.
Information Reporting and Backup Withholding
A U.S. Holder who exchanges Shares pursuant to the Offer is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See “THE OFFER—Section 3. Procedures for Tendering Shares.” Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the IRS in a timely manner.

6.
Price Range of Shares of Class A Common Stock; Dividends.

According to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, the Class A Common Stock is traded on NYSE under the symbol “COTY.” The following table sets forth, for the periods indicated, the high and low closing prices per share of Class A Common Stock on NYSE as reported in published financial sources and the Company’s prior filings with the SEC.
	High	Low
Fiscal Year Ended June 30, 2017:
First Quarter	$30.13	$23.06
Second Quarter	25.34	17.94
Third Quarter	20.09	18.12
Fourth Quarter	20.51	16.95
Fiscal Year Ended June 30, 2018:
First Quarter	$20.88	$15.83
Second Quarter	20.31	14.24
Third Quarter	21.68	16.50
Fourth Quarter	18.75	12.92
Current Fiscal Year:
First Quarter	$14.46	$11.50
Second Quarter	12.83	6.24
January 1, 2019 – February 11, 2019	9.66	6.79
On February 11, 2019, the last full trading day prior to the announcement of the Offer, the last reported closing price per share of the Class A Common Stock on NYSE during normal trading hours was $9.66 per share of Class A Common Stock. The Offer Price represents a premium of approximately 38% to the 90-day volume-weighted average share price as of February 11, 2019, the last trading day before the announcement of the Offer, a premium of approximately 51% to the 30-day volume-weighted average share price as of February 11, 2019, the last trading day before the announcement of the Offer, and a 21% premium to the closing share price on February 11, 2019, the last trading day before the announcement of the Offer. Stockholders are urged to obtain current market quotations for the shares of Class A Common Stock before deciding whether to tender your Shares pursuant to the Offer.
As of June 30, 2018, there were approximately 991 holders of record of the Company’s Class A Common Stock. This number does not include individual stockholders who own Shares registered in the name of a nominee under nominee security listings.
The Company has paid an annual dividend since fiscal 2011 and began paying a quarterly dividend in fiscal 2017. The Company is required to comply with certain covenants contained within agreements that govern its indebtedness, including its credit agreements and the indenture relating to its senior unsecured notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Financial Condition—Liquidity and Capital Resources—Debt” and Note 13 “Debt” in the notes to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018 for a description of these limitations.
7.
Certain Effects of the Offer.

If we purchase the maximum number of Shares in the Offer, following consummation of the Offer we will be the beneficial owner, in the aggregate, of 450,908,041 Shares, representing approximately 60% of the outstanding Shares. If 50,000,000 Shares are purchased in the Offer, which represents the number of Shares necessary to satisfy the Minimum Tender Condition, Purchaser and Parent would together own 350,908,041 Shares, which would represent approximately 47% of the issued and outstanding Shares.
Our purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining Shares held by the public. We do not believe that our purchase of Shares pursuant to the tender offer will adversely affect the liquidity and market value of the remaining Shares held by the public.
If, following consummation of the Offer, Purchaser and Parent own together such number of Shares representing more than 50% of the voting power for the election of directors, the Company will be a “controlled company” for purposes of the applicable rules in the NYSE Listed Company Manual, which means that the Company would be exempt from the requirement that the Company’s board of directors be comprised of a majority of  “independent directors” and the related rules covering the independence of directors serving on the Remuneration and Nomination Committee of the Company’s board of directors. The controlled company exemption does not modify the independence requirements for the Audit and Finance Committee of the Company’s board of directors.
As a result of the “controlled company” exemptions, stockholders will not have the same protection afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.
8.
Certain Information Concerning the Company.

The information concerning the Company contained in this Offer to Purchase has been prepared based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference to the Company’s Annual Report on Form 10-K filed with the SEC on August 21, 2018 for the fiscal year ended June 30, 2018. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser or any of their respective affiliates or assigns or the Depositary assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, or any of their respective affiliates or assigns or the Depositary.
General.   The Company is one of the world’s largest beauty companies with a rich entrepreneurial heritage and an iconic portfolio of brands. Founded in 1904, the Company has grown into a multi-segment beauty company with market leading positions in both North America and Europe through new product offerings, diversified sales channels, acquisitions and a global growth strategy. Today, the Company is the global leader in fragrance, a strong number two in professional salon hair color & styling, and number three in color cosmetics.
Available Information.   The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements and periodic reports distributed to the Company’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC’s Public Reference Room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov. The Company also maintains a website at www.coty.com. The information contained in, accessible from or connected to the Company’s website is not incorporated into or otherwise a part of this Offer to Purchase or any of the Company’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

9.
Certain Information Concerning Parent and Purchaser.

Parent is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands. Its principal office is located at Oosterdoksstraat 80, 1011 DK Amsterdam, and the telephone number is +31 20 406 10 01. Parent is an indirect wholly-owned subsidiary of JAB Holding Company S.à r.l. (“JAB Holding Company”), a privately held group focused on long-term investments in companies with premium brands, attractive growth and strong cash flow. Together, JAB Holding Company and JAB Consumer Fund have a controlling stake in Keurig Dr Pepper Inc., a challenger and leader in the North American beverage market, Jacobs Douwe Egberts (JDE), the largest pure-play FMCG coffee company in the world, Panera Bread, a leading bakery-cafe company, Pret A Manger, a leading company in the ready-to-eat food market, Peet’s Coffee & Tea, a premier specialty coffee and tea company, Caribou Coffee Company, a specialty retailer of high-quality premium coffee products, Einstein Noah Restaurant Group, Inc., the leader in the North-American bagel category, Krispy Kreme Doughnuts, a global leader in doughnuts and other premium-quality sweet treats, and in Espresso House, the largest branded coffee shop chain in Scandinavia. JAB Holding Company is also the largest shareholder in the Company, a global leader in beauty, and owns a controlling stake in luxury goods company Bally as well as a minority stake in Reckitt Benckiser PLC, a global leader in health, hygiene and home products. The investments of JAB Holding Company are overseen by two managing partners, Peter Harf and Olivier Goudet.
Purchaser is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands and a direct wholly owned subsidiary of Parent. Purchaser was organized by Parent to acquire the Company and has not conducted any other activities since its organization. All outstanding shares of capital stock of Purchaser are owned by Parent. The principal office of Purchaser is located at Oosterdoksstraat 80, 1011 DK Amsterdam, The Netherlands, and Purchaser’s telephone number at that address is +31 20 406 10 01. The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser and Parent are listed in Annex A to this Offer to Purchase.
Parent is a wholly owned indirect subsidiary of JAB Holding Company, which is controlled by Agnaten.
Parent owns 300,908,041 Shares, or approximately 40%, of the issued and outstanding Shares.
Three directors on the Company’s board of directors are partners of JAB Holding Company and group companies (which includes Parent) (collectively, “JAB”). Each of Olivier Goudet and Peter Harf is a managing partner of JAB, Anna-Lena Kamenetzky is a partner of JAB and Joachim Faber serves as Chairman of the Shareholder Committee of JAB Holding Company, which is a position similar to a director.
Our interests in the Offer are different from those of stockholders being asked to sell their Shares. In particular, the Company’s stockholders should be aware that our financial interests with regard to the price to be paid in the Offer are generally adverse to the financial interests of the stockholders being asked to tender their Shares.
During the last five years, none of the Filing Persons or, to the best knowledge of Parent and Purchaser, any of the persons listed in Annex A to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.
Except as set forth elsewhere in this Offer to Purchase (including Annex A and Annex B), (i) none of the Filing Persons or, to the knowledge of Parent or Purchaser after reasonable inquiry, any of the persons listed in Annex A, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company and (ii) during the 60 days prior to the date of this Offer to Purchase, none of the Filing Persons or, to the knowledge of Parent or Purchaser after reasonable inquiry, any of the persons listed in Annex A or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company.

Except as set forth elsewhere in this Offer to Purchase (including Annex A), (i) none of the Filing Persons or, to the knowledge of Parent or Purchaser after reasonable inquiry, any of the persons listed in Annex A, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between the Filing Persons or, to the knowledge of Parent or Purchaser after reasonable inquiry, any of the persons listed in Annex A, on the one hand, and the Company or any of its executive officers, directors and/or affiliates, on the other hand.
Except as set forth elsewhere in this Offer to Purchase (including Annex A), during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between the Filing Persons or, to the knowledge of Parent or Purchaser after reasonable inquiry, any of the persons listed in Annex A, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.
10.
Background of the Offer.

On February 12, 2019, an affiliate of Purchaser delivered the following letter to the board of directors of the Company:
February 12, 2019
Coty Inc.
350 Fifth Avenue
New York, NY
Attention: Board of Directors
Members of the Board of Directors:
On behalf of JAB Holding Company S.à r.l. (“JAB”), we are pleased to advise you that we are commencing shortly a tender offer, pursuant to which we would acquire up to 150 million shares of Class A common stock (the “Common Stock”) of Coty Inc. (the “Company”) at a price per share of $11.65 in cash (the “Offer”). The Offer represents a premium of approximately 38% to the 90-day volume-weighted average share price as of yesterday, a premium of approximately 51% to the 30-day volume-weighted average share price as of yesterday, and approximately a 21% premium to yesterday’s closing share price. If shareholders tender more than 150 million shares of Common Stock, we will purchase such shares on a pro rata basis.
We at JAB have been investors in the Company for almost three decades and expect to remain so. We believe that the Company has the potential to address its challenges and prosper over the long-term, and that the Company’s recent management changes are an important first step in addressing the Company’s recent performance.
We understand that not all investors may share our long-term approach and we expect that shareholders will value the opportunity to obtain a significant premium for their shares in the Offer, even taking into account the recent strong increase in the Company’s share price. At the same time, we appreciate that some shareholders will want to participate in the Company’s long-term potential value by retaining some or all of their shares in the Company after the Offer.
It is our expectation that the members of the Board of Directors who are determined to be independent for purposes of considering our Offer, advised by independent counsel and financial advisors of their choosing, will consider our proposal in the interests of all shareholders, determine the Company’s course of action in response and make a recommendation to the Company’s shareholders as required by applicable law. We believe that our offer is very full and compelling, but if the independent directors do not have a similar view, we will not proceed with the Offer.
The Offer is subject to certain conditions, including that the independent directors of the Company approve the Offer and recommend that the Company’s shareholders accept the Offer (the “Board Approval Condition”). We, of course, would be pleased to meet with the independent directors or their advisors to provide any additional information necessary to assist the directors in their deliberations.

The Offer is also subject to other customary conditions, as well as the condition that at least 50 million shares of Common Stock are validly tendered and not withdrawn (the “Minimum Tender Condition”). The Offer is not subject to a financing condition. We have sufficient financial resources to consummate the Offer, including debt commitments from BNP Paribas, HSBC Bank plc and UniCredit Bank AG for all funds required to purchase the maximum number of shares in the Offer.
If all 150 million shares of Common Stock are purchased in the Offer, we would own, together with our current shareholdings, an aggregate of 450,908,041 shares of Common Stock, representing approximately 60% of the issued and outstanding shares of Common Stock. If 50 million shares of Common Stock are purchased in the Offer, which represents the number of shares of Common Stock necessary to satisfy the Minimum Tender Condition, we would own an aggregate of 350,908,041 shares of Common Stock, representing approximately 47% of the issued and outstanding shares of Common Stock.
JAB believes it is in everyone’s interest to complete the transaction expeditiously, which includes working with the Company to make the required regulatory filings with the relevant governmental authorities for the Offer. We do not anticipate any substantive competition issues.
We are pleased to provide what we believe is an attractive opportunity to our fellow shareholders and look forward to hearing from you.
Sincerely,
/s/Peter Harf
Chairman, JAB
Shortly following delivery of the letter to the board of directors of the Company, an affiliate of Purchaser issued a press release disclosing the letter sent to the board of directors of the Company.
Separately, Parent advised the board of directors of the Company that it considers itself a long-term stockholder of the Company, and that it is not interested in selling any of its Shares, including in any sale, merger or similar transaction.
On February 13, 2019, Purchaser commenced the Offer.
11.
Purpose and Reasons for the Offer; Plans for the Company.

We are making the Offer in order to increase our ownership of the Company through the acquisition of additional Shares. We believe in the Company’s long-term value. In addition, consummation of the Offer would allow the Company’s current stockholders to realize a significant premium over the stock price immediately prior to the announcement of the Offer and would prove to be an efficient way to sell their Shares without incurring broker’s fees or commissions with open market sales.
None of Purchaser, Parent, Computershare Trust Company, N.A., in its capacity as depositary, or Innisfree M&A Incorporated, in its capacity as information agent, make any recommendation to you as to whether to tender or refrain from tendering your Shares and have not authorized any person to make any such recommendation. The board of directors of the Company is required by law to file with the SEC and provide to stockholders, within ten business days from the date of this document, a Schedule 14D-9 to advise stockholders of its position on the Offer. The Schedule 14D-9 will also contain other important information, and Purchaser recommends that holders of Shares review it carefully when it becomes available. You must make your own decision whether to tender Shares, and if so, how many Shares to tender. In doing so, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, and should discuss whether to tender your Shares with your financial, tax or other advisors.
Following the completion or termination of the Offer, we may, from time to time, purchase Shares on the open market or through private or public transactions in accordance with applicable law. Rule 14e-5 under the Exchange Act generally prohibits us and our affiliates from purchasing Shares, other than in the Offer, until the Expiration Date, except pursuant to certain limited exceptions including as provided in Exchange Act Rule 14e-5.

12.
Related Party Transactions; Certain Transactions Between Parent and Its Affiliates and the Company; Plans for the Company.

The Company and certain of its affiliates, directors and executive officers have engaged in certain transactions and are parties to certain arrangements with Parent and certain of its affiliates. Information regarding these transactions, including the amounts involved, is set forth below, as well as in the Company’s Proxy Statement for its November 6, 2018 Annual Meeting of Stockholders under “Certain Relationships and Related Transactions.”
In connection with the acquisition of the P&G Beauty Business, the Company entered into a tax matters agreement, dated as of October 1, 2016, with The Procter and Gamble Company (“P&G”) and certain of their and our subsidiaries (the “Tax Matters Agreement”), which governs the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and attributes, efforts to protect the intended tax-free treatment of the P&G Beauty Business transaction and certain other transactions, the preparation and filing of tax returns, the control of audits, reviews, examinations or other tax proceedings and other matters regarding taxes.
The Company is a party to a consent agreement, dated January 31, 2017, with JAB Holding Company, an affiliate of the Parent, Parent, and P&G whereby (i) P&G provided its consent under the Tax Matters Agreement to the purchase by Parent of shares of the Company’s Class A Common Stock in certain open market transactions, which occurred later in 2017, and (ii) JAB Holding Company, Parent and the Company agreed to indemnify P&G and its affiliates for any taxes resulting from such purchases or due to breach of the consent agreement.
The Company’s subsidiary Beamly, has also entered into service agreements with certain affiliates of Parent for the provision of digital media services on customary market terms. Aggregate fees under these arrangements total approximately $250,000.
The Company has engaged certain affiliates of JAB Holding Company to provide it with certain marketing technology services on customary market terms. Aggregate fees under these arrangements total approximately $1,700,000.
In connection with his service as chairman of the board of directors of the Company, Mr. Harf is entitled to receive a cash retainer fee of  $400,000 annually from the Company.
In connection with their service as directors of the Company, each of Messrs. Goudet, and Faber and Ms. Kamenetzky are entitled to receive a cash retainer fee of  $100,000 annually from the Company.
Except as disclosed in this Offer to Purchase, Purchaser and Parent do not have any present plans or proposals that would result in an extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization, liquidation, or any purchase, sale or transfer of a material amount of the Company’s assets, or any material changes in the Company’s present dividend policy, indebtedness or capitalization, composition of its management or board of directors or its corporate structure or business. However, Purchaser and Parent intend to continue to review information concerning the Company’s business in consultation with the Company’s management and board of directors and may, at any time and from time to time, review, reconsider or change their position and/or formulate plans or proposals with respect to any of the foregoing.
13.
Source and Amount of Funds.

Purchaser through its affiliates has access to sufficient funds to complete the transactions contemplated by the Offer. In addition, Purchaser has entered into bank commitments as further described below.
Purchaser has received a debt commitment letter, dated as of February 11, 2019 (the “Debt Commitment Letter”), from BNP Paribas (“BNPP”), HSBC Bank plc (“HSBC”) and UniCredit Bank AG (“Unicredit” together with BNPP, HSBC and any other lending institutions that become a party thereto in accordance with the terms thereof, the “Debt Commitment Parties”) to provide, subject to the conditions set forth in the Debt Commitment Letter, to Purchaser (in its capacity as borrower thereunder, the

“Borrower”), a $1,750,000,000 senior secured term loan credit facility for the purpose of financing the Offer and paying related fees and expenses and a $150,000,000 senior secured revolving credit facility for purposes of paying interest on the term loans and to fund operating and overhead costs and expenses (such committed debt financing, the “Debt Financing”).
The commitments of the Debt Commitment Parties with respect to the Credit Facilities expire upon the earliest to occur of  (a) receipt by the Debt Commitment Parties of written notice of termination from Purchaser, (b) the consummation of the Offer (including the funding of the Debt Financing to be made on such date in connection therewith), (c) the termination of the Offer by Purchaser, and (d) 11:59 p.m., New York City time, on November 11, 2019. The documentation governing the Debt Financing has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this Offer to Purchase.
Although the Debt Financing described in this Offer to Purchase is not subject to a due diligence condition or “market out,” such financing is subject to customary conditions set forth below.
Credit Facilities.   The availability of the Debt Financing is subject to, among other things, the concurrent purchase of Shares in the Offer without any material amendment, waiver or modification of any of the provisions thereof that are materially adverse to the Debt Commitment Parties without the consent of the Debt Commitment Parties, solvency of the Borrower after giving effect to the funding of the Debt Financing, payment of required fees and expenses, delivery of documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, the creation and perfection of certain security interests, the accuracy of specified representations in all material respects, the Borrower’s receipt of the Shares owned by Parent, the absence of a material adverse effect and the negotiation, execution and delivery of definitive documentation and other customary closing deliverables (the “Credit Facilities”).
Interest Rate.   The Credit Facilities are expected to bear interest, at the Borrower’s option, at a rate equal to (i) the London interbank offered rate as determined by customary reference to the ICE Benchmark Administration London Interbank Offered Rate (“LIBOR”) plus 2.75% or (ii) an alternate base rate plus 1.75%. Such interest rate is expected to step up 0.25% on the date that is 18 months and 30 months after the closing of the Credit Facilities, respectively.
Prepayments.   The Borrower will be permitted to make voluntary prepayments with respect to the Credit Facilities at any time, without premium or penalty (other than customary LIBOR breakage costs, if applicable). The Borrower will be required to make prepayments with (i) net cash proceeds of sales of the Shares and (ii) proceeds of dividends or other distributions to the Borrower from the Company, including proceeds of material asset sales made by the Company.
LTV Ratio/Prepayment.   If the LTV Ratio (defined below) exceeds 70% for three consecutive business days (such determination, an “LTV Event”), the administrative agent shall notify the Borrower in writing thereof  (such notice, an “LTV Event Notice”) and the Borrower shall, no later than five business days after receipt of such notice, notify the administrative agent in writing of its election (such notice, an “LTV Election Notice”) to prepay the term loans with the proceeds of  (a) a new equity contribution received by the Borrower in the form of common equity or other permitted equity and/or (b) a sale of Shares, in a sufficient aggregate amount to cause the LTV Ratio as of the date of the LTV Election Notice to be equal to or less than 70% after giving effect to such prepayment. The “LTV Ratio” means as of any date of determination, the percentage determined by dividing (a) the then-outstanding principal amount of the loans as of the date of determination plus accrued and unpaid interest and fees thereon minus the face amount of eligible cash collateral consisting of cash and the fair market value, as reasonably determined by the administrative agent, of the amount of eligible cash collateral consisting of cash equivalents on deposit in the collateral accounts by (b) the collateral value.
Security.   The obligations of the Borrower under the Credit Facilities will be secured by, subject to certain permitted liens and customary exceptions, a first priority perfected security interest in substantially all of the present and after-acquired assets of the Borrower, including but not limited to: (a) a perfected pledge of all of the Company Shares owned by the Borrower, including the Shares acquired by the Borrower in the Offer and (b) perfected security interests in substantially all other tangible and intangible assets of the Borrower.

Other Terms.   The Credit Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, a restriction on the Borrower acquiring more than 75% of the outstanding Shares in the aggregate. The Credit Facilities will also include customary events of defaults including a change of control, de-listing of Company Shares, cross acceleration to the Company’s Amended and Restated Credit Agreement, dated as of April 5, 2018 and cross default to bankruptcy and payment defaults under the Existing Credit Agreement (with a thirty (30) day cure period).
The foregoing summary of certain provisions of the Debt Commitment Letter are qualified by reference to the Debt Commitment Letter itself, which is incorporated herein by reference. We have filed a copy of the Debt Commitment Letter as Exhibit (b)(1) to the Schedule TO, which is incorporated herein by reference.
The Offer is not conditioned upon any financing arrangements. We estimate that the total funds required to complete the Offer will be approximately $1,747,500,000 plus any related transaction fees and expenses.
We do not think the Debt Financing is relevant to stockholders’ decision whether to tender Shares and accept the Offer because: (i) the Offer is not subject to any financing condition and (ii) Parent and Purchaser have the financial resources available to complete the Offer.
14.
Conditions of the Offer.

Notwithstanding any other provision of the Offer, Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), pay for any Shares, and may terminate or amend the Offer, if immediately prior to the Expiration Date (i) the Minimum Tender Condition has not been satisfied, (ii) the Board Support Condition has not been satisfied or (iii) at any time on or after the date of this Offer to Purchase and before the time of payment for such Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Offer), any of the following conditions exist:
i.
there shall have been instituted, pending or threatened any litigation, suit, claim, action, proceeding or investigation before any supra-national, national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body (each of which we refer to in this Offer to Purchase as a “Governmental Entity”): (A) challenging or seeking to, or which, in the reasonable judgment of Purchaser, is reasonably likely to, make illegal, delay or otherwise, directly or indirectly, restrain or prohibit or make more costly, or in which there are allegations of any violation of law, rule or regulation relating to, the making of or terms of the Offer or the provisions of the Offer or, the acceptance of the Shares pursuant to the Offer by Purchaser or any other subsidiary or affiliate of Purchaser, or seeking to obtain material damages in connection with the Offer; (B) seeking to, or which in the reasonable judgment of Purchaser is reasonably likely to, individually or in the aggregate, prohibit or limit the full rights of ownership or operation by the Company, Purchaser or any of their subsidiaries or affiliates of all or any of the business or assets of the Company, Purchaser or any of their subsidiaries or affiliates (including in respect of the capital stock or other equity of their respective subsidiaries) or to compel the Company, Purchaser or any of their subsidiaries or affiliates to dispose of or to hold separate all or any portion of the business or assets of the Company, Purchaser or any of their subsidiaries or affiliates; (C) seeking to, or which in the reasonable judgment of Purchaser is reasonably likely to, impose or confirm any voting, procedural, price or other requirements in addition to those required by federal securities laws (as in effect on the date of the commencement of the Offer) in connection with the making of the Offer or the acceptance of some or all of the Shares by Purchaser or any subsidiary or affiliate of Purchaser; (D) seeking to, or which in the reasonable judgment of Purchaser is reasonably likely to, require divestiture or holding separate by Purchaser or any other subsidiary or affiliate of Purchaser of any of the businesses or assets of the Company or any of its subsidiaries or affiliates; (E) seeking, or which in the reasonable judgment of Purchaser is reasonably likely to result in, any material diminution in the benefits reasonably expected to be derived by Purchaser or any other subsidiary or affiliate of Purchaser as a result of the transactions contemplated by the Offer; (F) relating to the Offer, which, in the reasonable judgment of Purchaser, might materially adversely affect the Company or any of its subsidiaries or affiliates or Purchaser or any of its subsidiaries or affiliates or the value of the Shares; or (G) which could reasonably be expected to otherwise prevent, adversely affect or materially delay consummation of the Offer;
ii.
any action is taken, or any statute, rule, regulation, interpretation, judgment, injunction, order or decree is proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to the Company, Purchaser or any of their subsidiaries or affiliates, the Offer, the acceptance for payment of or payment for Shares, or any merger or other business combination involving the Company, by any Governmental Entity (other than the application of the waiting period provisions of any antitrust laws to the Offer or to any such merger or other business combination), that, in our reasonable judgment, does or may, directly or indirectly, result in any of the consequences referred to in clauses (A) through (G) of paragraph (i) above;

iii.
any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any governmental or regulatory authority or agency (including the matters referred to or described in the section of this Offer to Purchaser titled “THE OFFER—Section 16. Certain Legal Matters”) or other person required in the reasonable judgment of Purchaser in connection with the Offer shall not have been obtained on terms reasonably satisfactory to Purchaser and such approvals shall not be in full force and effect, or any applicable waiting periods or extension thereof imposed by any Governmental Entity for such clearances or approvals shall not have expired;

iv.
there shall have occurred (A) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (B) a declaration of a banking moratorium or any suspension of payments in respect of banks by Governmental Entities in the United States, (C) any limitation (whether or not mandatory) by any Governmental Entity on, or other event, fact or other circumstance which, in the reasonable judgment of Purchaser, could materially adversely affect, the extension of credit by banks or other lending institutions, (D) commencement of a war, armed hostilities or the occurrence of any other national or international calamity directly or indirectly involving the United States or any other jurisdiction in which the Company or its subsidiaries does business or any attack on, or outbreak or act of terrorism involving, the United States, or any other jurisdiction in which the Company or its subsidiaries does business, (E) a material change in the United States dollar or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (F) any change in the general political, market, economic or financial conditions in the United States or other jurisdictions in which the Company or its subsidiaries or affiliates do business that could, in the reasonable judgment of Purchaser, have a material adverse effect on the business, properties, condition (financial or otherwise), assets, liabilities, capitalization, shareholders’ equity, licenses, franchises, operations or results of operations of the Company or any of its subsidiaries or affiliates, (G) any decline in either the Dow Jones Industrial Average, or the S&P Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15% measured from the close of business at the time of the announcement of the Offer or any material adverse change in the market price in the Shares or (H) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

v.
the Company or any of its subsidiaries has (A) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization; (B) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities; (C) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of Shares pursuant to, and in accordance with, their publicly disclosed terms in effect as of the date of the commencement of the Offer, of employee stock options or other equity awards, in each case publicly disclosed by the Company as outstanding prior to such date), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock; (D) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company; (E) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of the Company, including, without limitation, any distribution of shares of any class or any other securities or warrants or rights other than cash dividends that have been publicly disclosed by the Company as outstanding prior to the date of the commencement of the Offer and quarterly or annual cash dividends on the Shares paid in the ordinary course of business consistent with past practice (including as to amount and timing); (F) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business consistent with past practice or any debt containing, in the reasonable judgment of Purchaser, burdensome covenants or security provisions; (G) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, amalgamation, offer to exchange, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or release or relinquishment of any material contract or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business consistent with past practice; (H) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in Purchaser’s reasonable judgment, has or may have a material adverse effect with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to Parent or any of its subsidiaries or affiliates; or (I) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents), or Purchaser becomes aware that the Company or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents), which has not been publicly disclosed prior to the date of the commencement of the Offer;
vi.
the Company or any of its subsidiaries shall have (A) granted to any person proposing a merger, amalgamation, consolidation or other business combination with or involving the Company or any of its subsidiaries or the purchase or exchange of securities or assets of the Company or any of its subsidiaries any type of option, warrant or right which, in Purchaser’s reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of the Company or any of its subsidiaries) or (B) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination, purchase or exchange; which in the reasonable judgment of Purchaser in any such case, and regardless of the events, facts or other circumstances giving rise to any such condition (other than any event, fact or other circumstance giving rise to the triggering of a condition within the control of Purchaser), makes it inadvisable to proceed with the Offer and/or with acceptance of the Shares;

vii.
(A) a tender or exchange offer for some or all of the Shares has been publicly proposed to be made or has been publicly made by another person (including the Company or any of its subsidiaries or affiliates), or has been publicly disclosed, or Purchaser otherwise learns that any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) and other than as disclosed in a Schedule 13D or 13G on file with the SEC prior to the date of the commencement of the Offer, (B) any such person or group which, prior to the date of the commencement of the Offer, had filed such a Schedule 13D or 13G with the SEC has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company constituting 1% or more of any such class or series, (C) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer of some or all of the Shares or a merger, amalgamation, consolidation or other business combination with or involving the Company or any of its subsidiaries or (D) any person (other than Purchaser) has filed a Notification and Report Form under the HSR Act (or amended a prior filing to increase the applicable threshold set forth therein) or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of the Company’s or any its subsidiaries’ material assets; or
viii.
any event, condition, development, circumstance, change or effect shall have occurred or be threatened that, individually or in the aggregate with any other events, conditions, developments, circumstances, changes and effects occurring on or after the date of the announcement of the Offer is or may be materially adverse to the business, properties, condition (financial or otherwise), assets, liabilities, capitalization, shareholders’ equity, licenses, franchises, operations or results of operations of the Company or any of its subsidiaries or affiliates or Purchaser shall have become aware of any facts that, in its reasonable judgment, individually or in the aggregate, have or may have a material adverse effect with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to Purchaser or any of its subsidiaries or affiliates.

The foregoing conditions are for the sole benefit of Purchaser and its respective affiliates (other than the Company) and may be asserted by Purchaser or may be waived by Purchaser, in whole or in part, in the sole discretion of Purchaser, subject to applicable law. Notwithstanding the fact that Purchaser reserves the right to assert the existence of any condition to the Offer, Purchaser understands that all conditions to the Offer, other than those dependent upon the receipt of necessary governmental approvals, must be satisfied or waived (subject to applicable law) prior to the Expiration Date.
15.
Dividends and Distributions.

If, on or after the date hereof, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities, (iii) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (iv) declare a cash dividend or other distribution on the Shares (other than in the ordinary course of business consistent with past practice (including as to amount and timing)), any additional Shares, shares of any other class of capital stock, other voting securities or any securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date on or prior to the date on which any particular Share is accepted for payment and paid for pursuant to the tender offer, or shall publicly disclose that it has taken any of the foregoing actions, then, subject to the provisions of  “THE OFFER— Section 14. Conditions of the Offer,” of this Offer to Purchase, we, in our sole discretion, may make such adjustments as we deem appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.
16.
Certain Legal Matters.

General.   Except as otherwise set forth in this Offer to Purchase, based on Parent’s and Purchaser’s review of publicly available filings by the Company with the SEC and other information regarding the Company, Parent and Purchaser are not aware of any governmental licenses or other regulatory permits that appear to be material to the business of the Company and that might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any

Governmental Entity or administrative or regulatory agency that would be required for Parent’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it would be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or held separate. In such an event, Purchaser may not be required to purchase any Shares in the Offer. See “THE OFFER—Section 14. Conditions of the Offer.”
Antitrust.   Under the HSR Act, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Parent by virtue of Purchaser’s acquisition of Shares in the Offer.
Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. This period will begin when Parent files such Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer. Under the HSR Act, the required waiting period will expire at 11:59 P.M., New York City time on the 15th calendar day after the filing by Parent, unless earlier terminated by the FTC and the Antitrust Division or Parent receives a request for additional information or documentary material (“Second Request”) from either the FTC or the Antitrust Division prior to that time. If a Second Request is issued, the waiting period with respect to the Offer would be extended for an additional period of ten calendar days following the date of Parent’s substantial compliance with that request. If either the 15-day or ten-day waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until 11:59 P.M. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with Parent’s consent. The FTC or the Antitrust Division may terminate the additional ten-day waiting period before its expiration. Complying with a Second Request can take a significant period of time. Although the Company is also required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither the Company’s failure to make its filing nor comply with its own Second Request in a timely manner will extend the waiting period with respect to the purchase of Shares in the Offer.
The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions, such as Purchaser’s acquisition of the Shares in the Offer. At any time before or after Purchaser’s purchase of Shares in the Offer, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking (1) to enjoin the purchase of Shares in the Offer, (2) the divestiture of Shares purchased in the Offer or (3) the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries or affiliates. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. See “THE OFFER—Section 14. Conditions of the Offer.”
Non-U.S. Approvals.   Based on our examination of publicly available information filed by the Company with the SEC and other information regarding the Company, except as set forth below, we are not aware of any approval or other action by any Governmental Entity that would be required for our acquisition or ownership of shares pursuant to the Offer. Should any such approval or other action be required, we currently expect such approval or other action would be sought or taken.
Foreign Competition Law Filings.   Purchaser and the Company and certain of their respective subsidiaries conduct business in several countries outside of the United States. Based on a review of the information currently available about the businesses in which Purchaser, the Company and their respective affiliates are engaged, Purchaser has determined that merger control filings outside of the U.S. are required in Brazil, Canada, China, the European Union (“EU”), Mexico, Russia, South Africa and Ukraine before the purchase of Shares in the Offer may be completed.
Brazil:   Based on a review of the information currently available about the businesses in which Purchaser and the Company are engaged, a merger control notification must be made to the Administrative Council for Economic Defense (“CADE”) and the applicable review period must be observed. The maximum review period for CADE is 240 calendar days from the date of a complete notification which can extended to up to 330 calendar days under certain circumstances. The review period under the fast track procedure is 30 calendar days.
Canada:   Based on a review of the information currently available about the businesses in which Purchaser and the Company are engaged, a merger control notification must be made to the Competition Bureau in Canada and the applicable waiting period must be observed. The initial review period is 30 calendar days from the day of a complete notification which may be further extended by the Competition Bureau.
China:   Based on a review of the information currently available about the businesses in which Purchaser and the Company are engaged, a merger control notification must be made to the State Administration for Market Regulation in China (“SAMR”). Under the Anti-Monopoly Law, the purchase of Shares in the Offer may not be completed until the expiration of a 30-calendar day review period following the complete notification to SAMR (Phase I). The review period may be extended for an additional 90 calendar days (Phase II) and further for an additional 60 calendar days in the event of an in-depth investigation (Phase III).
EU:   Based on a review of the information currently available about the businesses in which Purchaser and the Company are engaged, a merger control filing with the European Commission (the “EC”) and observation of the applicable review period under the EU Merger Regulation is required before the purchase of Shares in the Offer may be completed. The initial review period is 25 EC working days from the formal filing of the EU notification, and can be extended to 35 EC working days if commitments are offered by the parties (Phase I). The review period may be further extended for an additional 90 EC working days or for an even longer period of time for an in-depth investigation (Phase II).
Mexico:   Based on a review of the information currently available about the businesses in which Purchaser and the Company are engaged, a merger control notification must also be made to the Federal Economic Competition Commission of Mexico. Under the Federal Economic Competition Law, the purchase of Shares in the Offer may not be completed until the expiration of a 60 working day review period following the complete notification to the Federal Economic Competition Commission of Mexico. The review period may be extended by an additional 40 working days.
Russia:   Based on a review of the information currently available about the businesses in which Purchaser and the Company are engaged, we believe that the Offer will require mandatory prior approval of the Federal Antimonopoly Service of Russia (the “FAS”) under Russian Competition Law (“Russia Antitrust Approval”).
A merger control notification must be made to the FAS. Under the Federal Law No.135-FZ on the Protection of Competition, the purchase of Shares in the Offer may not be completed until the clearance from the FAS has been obtained. The FAS must issue a decision within 30 calendar days following receipt of the complete merger control notification by the FAS (Phase I). The FAS may extend the review period for up to an additional two months for an in-depth investigation (Phase II).
Purchaser expects to determine whether any other regulatory approvals are required in connection with the Russia Antitrust Approval and the timing thereof.
South Africa:   Based on a review of the information currently available about the businesses in which Purchaser and the Company are engaged, a merger control notification must also be made to the Competition Commission of South Africa. Under South African law, the purchase of Shares in the Offer may not be completed until the expiration of a 20 working day review period following the complete notification. The review period may be extended by up to 40 working days at the Commission’s discretion.

Ukraine:   Based on a review of the information currently available about the businesses in which Purchaser and the Company are engaged, a merger control notification must also be made to the Antimonopoly Committee (“AMC”) of the Ukraine. Under Ukrainian law, the purchase of Shares in the Offer may not be completed until the expiration of a 45 calendar day review period following the complete notification to the AMC. The review period may be extended by three months from the opening of a Phase II review.
Based upon an examination of publicly available and other information relating to the businesses in which the Company is engaged, Parent and Purchaser believe that the acquisition of Shares in the Offer should not violate applicable antitrust laws. Nevertheless, Parent and Purchaser cannot be certain that a challenge to the Offer on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See “THE OFFER—Section 14. Conditions of the Offer.”
State Takeover Laws.   Other than Section 203 of the Delaware General Corporation Law, which does not apply to the purchase of Shares in the Offer, we are not aware of any fair price, moratorium, control share acquisition or other form of antitakeover statute, rule or regulation of any state or jurisdiction that applies or purports to apply to the Offer. Except as described in this Offer to Purchase, we have not attempted to comply with any state takeover statute or regulation in connection with the tender offer. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, we may not be obligated to accept for payment or pay for any Shares tendered. It is a condition to our obligation to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer that no governmental authority or court assert that a state takeover statute is applicable to the Offer or purchase of, or payment for, Shares pursuant thereto.
17.
Fees and Expenses.

We have retained the Information Agent and Depositary in connection with the Offer. Each of the Information Agent and Depositary will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.
As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies upon request for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
18.
Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.
Purchaser and Parent have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in “THE OFFER—Section 8. Certain Information Concerning the Company.”

The Offer does not constitute a solicitation of proxies for any meeting of the Company’s stockholders. Any solicitation that Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.
No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.
Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

SOLICITATION OF PROXIES
THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY’S STOCKHOLDERS. ANY SOLICITATION WHICH PURCHASER OR ANY OF ITS AFFILIATES MIGHT SEEK WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.
JAB Cosmetics B.V.
February 13, 2019

ANNEX A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF PURCHASER AND PARENT
1.
Directors and Executive Officers of Purchaser

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Purchaser are set forth below.
Name and Position	Citizenship	Business Address	Present Principal Occupation or Employment and Employment History
Merel Broers, Managing Director	The Netherlands	Oosterdoksstraat 80 1011 DK Amsterdam, the Netherlands	Merel Broers is Global Tax Director at Jacobs Douwe Egberts. Prior to this, Ms. Broers was a partner at PricewaterhouseCoopers in The Netherlands.
Constantin Thun-Hohenstein, Managing Director	Austria	Rooseveltplatz 4-5 A-1090 Vienna, Austria	Constantin Thun-Hohenstein has been at Donata Service GmbH since 2012 and is Head of Audit and Finance.
2.   Directors and Executive Officers of Parent
The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below.
Name and Position	Citizenship	Business Address	Present Principal Occupation or Employment and Employment History
Merel Broers, Managing Director	The Netherlands	Oosterdoksstraat 80 1011 DK Amsterdam, the Netherlands	Merel Broers is Global Tax Director at Jacobs Douwe Egberts. Prior to this, Ms. Broers was a partner at PricewaterhouseCoopers in The Netherlands.
Constantin Thun-Hohenstein, Managing Director	Austria	Rooseveltplatz 4-5 A-1090 Vienna, Austria	Constantin Thun-Hohenstein has been at Donata Service GmbH since 2012 and is Head of Audit and Finance.
3.   Directors and Executive Officers of JAB Holdings
The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of JAB Holdings B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands, which is the parent company of Parent (“JAB Holdings”) are set forth below.
Name and Position	Citizenship	Business Address	Present Principal Occupation or Employment and Employment History
Merel Broers, Managing Director	The Netherlands	Oosterdoksstraat 80 1011 DK Amsterdam, the Netherlands	Merel Broers is Global Tax Director at Jacobs Douwe Egberts. Prior to this, Ms. Broers was a partner at PricewaterhouseCoopers in The Netherlands.
Constantin Thun-Hohenstein, Managing Director	Austria	Rooseveltplatz 4-5 A-1090 Vienna, Austria	Constantin Thun-Hohenstein has been at Donata Service GmbH since 2012 and is Head of Audit and Finance.

4.
Directors and Executive Officers of Agnaten

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Agnaten SE (“Agnaten”), a private company incorporated under the laws of Austria, which owns a majority interest in JAB Holding Company S.à r.l. are set forth below.
Name and Position	Citizenship	Business Address	Present Principal Occupation or Employment and Employment History
Peter Harf, Sole Managing Director	Germany	Rooseveltplatz 4-5, Top 10, A 1090 Vienna, Austria	Peter Harf is Managing Partner and Chairman of JAB Holding Company and is Managing Director of Lucresca and Agnaten, both privately-owned holding companies. He serves as Chairman of the Board of Coty Inc. and Espresso House. He is also a Director of Jacobs Douwe Egberts, Keurig Dr. Pepper, Peet’s Coffee & Tea, Panera Bread Company, Pret A Manger, Caribou Coffee Company/Einstein Noah and Krispy Kreme. He is co-founder and Executive Chairman of Delete Blood Cancer DKMS. Previously, he served as Chief Executive Officer of Coty Inc., Deputy Chairman of Reckitt Benckiser and Chairman of Anheuser-Busch InBev.
Renate Reimann-Haas, Administrative Board Member (“Verwaltungsrats mitglieder”)	Austria	Rooseveltplatz 4-5, Top 10, A 1090 Vienna, Austria	Dr. Renate Reimann-Haas is a private investor and an Administrative Board Member of Agnaten and Lucresca.
Wolfgang Reimann, Administrative Board Member (“Verwaltungsrats mitglieder”)	Austria	Rooseveltplatz 4-5, Top 10, A 1090 Vienna, Austria	Dr. Wolfgang Reimann is a private investor and an Administrative Board Member of Agnaten and Lucresca.
Stefan Reimann-Andersen, Administrative Board Member (“Verwaltungsrats mitglieder”)	Austria	10, A 1090 Vienna, Austria	Dr. Stefan Reimann-Andersen is a private investor and an Administrative Board Member of Agnaten and Lucresca.
Matthias Reimann-Andersen, Administrative Board Member (“Verwaltungsrats mitglieder”)	Austria	Rooseveltplatz 4-5, Top 10, A 1090 Vienna, Austria	Matthias Reimann-Andersen is a private investor and an Administrative Board Member of Agnaten and Lucresca.

5.
Directors and Executive Officers of Lucresca

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Lucresca SE, a private company incorporated under the laws of Austria, which is an indirect parent company of JAB Holding Company (“Lucresca”) are set forth below.
Name and Position	Citizenship	Business Address	Present Principal Occupation or Employment and Employment History
Peter Harf, Sole Managing Director	Germany	Rooseveltplatz 4-5, Top 10, A 1090 Vienna, Austria	Peter Harf is Managing Partner and Chairman of JAB Holding Company and is Managing Director of Lucresca and Agnaten, both privately-owned holding companies. He serves as Chairman of the Board of Coty Inc. and Espresso House. He is also a Director of Jacobs Douwe Egberts, Keurig Dr. Pepper, Peet’s Coffee & Tea, Panera Bread Company, Pret A Manger, Caribou Coffee Company/Einstein Noah and Krispy Kreme. He is co-founder and Executive Chairman of Delete Blood Cancer DKMS. Previously, he served as Chief Executive Officer of Coty Inc., Deputy Chairman of Reckitt Benckiser and Chairman of Anheuser-Busch InBev.
Renate Reimann-Haas, Administrative Board Member (“Verwaltungsratsmit glieder”)	Austria	Rooseveltplatz 4-5, Top 10, A 1090 Vienna, Austria	Dr. Renate Reimann-Haas is a private investor and an Administrative Board Member of Agnaten and Lucresca.
Wolfgang Reimann, Administrative Board Member (“Verwaltungsratsmit glieder”)	Austria	Rooseveltplatz 4-5, Top 10, A 1090 Vienna, Austria	Dr. Wolfgang Reimann is a private investor and an Administrative Board Member of Agnaten and Lucresca.
Stefan Reimann-Andersen, Administrative Board Member (“Verwaltungsratsmit glieder”)	Austria	10, A 1090 Vienna, Austria	Dr. Stefan Reimann-Andersen is a private investor and an Administrative Board Member of Agnaten and Lucresca.
Matthias Reimann-Andersen, Administrative Board Member (“Verwaltungsratsmit glieder”)	Austria	Rooseveltplatz 4-5, Top 10, A 1090 Vienna, Austria	Matthias Reimann-Andersen is a private investor and an Administrative Board Member of Agnaten and Lucresca.

ANNEX B

SECURITY OWNERSHIP AND TRANSACTIONS IN THE SHARES BY PARENT,
PURCHASER AND THEIR RESPECTIVE DIRECTORS AND EXECUTIVE OFFICERS
Class A Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	%
JAB Cosmetics B.V.	300,908,041	40
Olivier Goudet	26,666	*
Peter Harf (including Shares held by spouse)	3,953,219	*
Joachim Faber	223,068	*
B-1

Manually signed facsimiles of the Letter of Transmittal, properly completed and duly executed, will NOT be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of the Company or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer Is:
If delivering by mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	If delivering by express mail, courier or any other expedited service: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, Massachusetts 02021
Any questions or requests for assistance may be directed to the Information Agent at the telephone number and address set forth below. Requests for additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833